UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 22, 2008

(Date of Earliest Event Reported)

PENN VIRGINIA GP HOLDINGS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33171	20-5116532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2008, the Compensation and Benefits Committee of the Board of Directors of Penn Virginia Corporation (the “Parent Company”), with the assistance of the Compensation and Benefits Committee of the Board of Directors of PVG GP, LLC (the “General Partner”), which is the general partner of Penn Virginia GP Holdings, L.P. (the “Partnership”) and an indirect wholly-owned subsidiary of the Parent Company, and the Compensation and Benefits Committee of the Board of Directors of Penn Virginia Resource GP, LLC (the “PVR GP”), which is the general partner of Penn Virginia Resource Partners, L.P. (“PVR”) and a direct wholly-owned subsidiary of the Partnership, determined that cash bonuses and long-term compensation payable to (i) the three executive officers of the General Partner relating to their performance in 2007 on behalf of the Partnership and (ii) the PVG GP’s two most highly compensated executive officers relating to their performance in 2007 on behalf of PVR are as follows:

Name and Principal Position	Cash Bonus ($)	Long-Term Compensation ($)
A. James Dearlove President and Chief Executive Officer	269,500(1)	980,000(1)(2)
Frank A. Pici Vice President and Chief Financial Officer	70,400(1)	256,000(1)(2)
Keith D. Horton Co-President and Chief Operating Officer—Coal of the PVR GP	185,000(2)	400,000(2)
Ronald K. Page Co-President and Chief Operating Officer—Midstream of the PVR GP	170,000(2)	400,000(2)
Nancy M. Snyder Vice President, General Counsel and Assistant Secretary	83,850(1)	312,000(1)(2)

(1)	Messrs. Dearlove and Pici and Ms. Snyder (the “Shared Executives”) devoted professional time to the Parent Company, the Partnership and PVR in 2007. The bonuses and long-term compensation reflected in the chart above include only amounts payable or reimbursable by the Partnership and PVR in consideration for services rendered to the Partnership or PVR and do not include any amounts payable by the Parent Company to the Shared Executives for services rendered to the Parent Company. Mr. Dearlove, Mr. Pici and Ms. Snyder devoted approximately 11%, 4% and 6% of his or her professional time to the Partnership in 2007 and, accordingly, the Partnership will be responsible for reimbursing the Parent Company for 11%, 4% and 6% of Mr. Dearlove’s, Mr. Pici’s and Ms. Snyder’s 2007-related bonus and long-term compensation. Mr. Dearlove, Mr. Pici and Ms. Snyder devoted approximately 38%, 28% and 33% of his or her professional time to PVR in 2007 and, accordingly, PVR will be responsible for reimbursing the Parent Company for 38%, 28% and 33% of Mr. Dearlove’s, Mr. Pici’s and Ms. Snyder’s 2007-related bonus and long-term compensation.
(2)

Long-term compensation awards are expressed in dollar values, and the Parent Company and PVR pay those awards in the form of options to purchase Parent Company stock, restricted Parent Company stock and restricted PVR units under the Parent Company’s Fourth Amended and Restated 1999 Employee Stock Incentive Plan and the PVR GP’s Third Amended and Restated Long-Term Incentive Plan. The actual numbers of shares of restricted Parent Company stock and restricted PVR units awarded are based on the New York Stock Exchange closing prices of the Parent Company’s common stock and PVR’s common units on the dates of grant. The actual number of Parent Company stock options awarded is based on a weighted-average value of all options granted to all classes of the Parent Company’s employees on the date of grant using the Black-Scholes-Merton option-pricing formula. The Shared Executives will have their long-term compensation awards split between awards of Parent Company stock options or restricted Parent Company stock, on the one hand, and restricted PVR units, on the other hand. For each Shared Executive, the ratio of the split between Parent Company-related long-term compensation and PVR-related long-term compensation is determined based on the amount of time such Shared Executive devoted to each of the Parent Company and the Partnership, on the one hand, and PVR on the other hand. Time devoted to the Partnership is included with time devoted to the Parent Company for the purpose of splitting the type of long-term compensation awards because the Partnership is majority-owned subsidiary of the Parent Company. Messrs. Horton and Page devoted all of their professional time to PVR in 2007 and, accordingly, PVR will be responsible for paying all of their 2007-related bonus and long-term compensation, which will consist of only PVR restricted units.

On the same day, the Compensation and Benefits Committee of the Board of Directors of the Parent Company, with the assistance of the Compensation and Benefits Committee of the Board of Directors of the General Partner and the Compensation and Benefits Committee of the PVR GP, determined that base salaries payable to (i) the three executive officers of the General Partner and (ii) the PVG GP’s two most highly compensated executive officers in 2008 are as follows:

Name and Principal Position	2008 Salary ($)
A. James Dearlove President and Chief Executive Officer	(1)
Frank A. Pici Vice President and Chief Financial Officer	(1)
Nancy M. Snyder Vice President, General Counsel and Assistant Secretary	(1)
Keith D. Horton Co-President and Chief Operating Officer—Coal of the PVR GP	280,000(2)
Ronald K. Page Co-President and Chief Operating Officer—Midstream of the PVR GP	260,000(2)

(1)	The total salaries payable to Mr. Dearlove, Mr. Pici and Ms. Snyder in 2008 are $450,000, $275,000 and $265,000. It is expected that Messrs. Dearlove and Pici and Ms. Snyder will devote some portion of their professional time to each of the Parent Company, the Partnership and PVR in 2008. The Partnership and PVR are responsible for reimbursing the Parent Company for only that portion of each such executive officer’s salary related to the services he or she performs for the Partnership and PVR in 2008.
(2)	Because Messrs. Horton and Page devote all of their professional time to PVR, PVR will be responsible for paying all of Mr. Horton’s and Mr. Page’s 2008 salaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2008

Penn Virginia GP Holdings, L.P.

By:	PVG GP, LLC,
its general partner

By:	/s/ Nancy M. Snyder
Nancy M. Snyder
Vice President and General Counsel